Exhibit 99.1
PRESS RELEASE

Contact:	Jeff Kip Senior Vice President, Chief Financial Officer (314-633-7289)
Panera Bread Updates Previously Issued
Second Quarter 2008 Earnings Guidance
HIGHLIGHTS
•	Second quarter diluted EPS target raised to $0.48 to $0.50 per diluted share

•	Second quarter comparable bakery-cafe sales target raised to 6.1% to 6.4%
St. Louis, MO, June 17, 2008 — Panera Bread Company (Nasdaq:PNRA) today announced that it is increasing its fiscal second quarter 2008 earnings per diluted share target to $0.48 to $0.50 from its previously announced target of $0.40 to $0.44 per diluted share. The increase is driven by projected company-owned comparable bakery-cafe sales growth of 6.1% to 6.4% (versus its previously targeted range of 5% to 6%), and better than expected margin improvement on higher growth in gross profit per transaction.
The Company also announced that with the continuing rise in gasoline prices, the Company expects an incremental $(0.02) to $(0.03) per diluted share of negative impact on the previously announced earnings per diluted share target range for the second half of 2008. The Company will update its second half targets in its earnings report to be released on July 22, 2008.
Additionally, the Company announced today that it has locked in approximately 95% of its fiscal first and second quarter 2009 wheat requirements at a total cost (futures cost + basis cost) of approximately $10.00 per bushel versus the approximately $15.00 per bushel paid by the Company on the average for the same period in 2008. The Company has not locked its requirements for the third and fourth fiscal quarters of 2009 because suppliers are not offering commitments on basis for that time period. Further, although the Company expects to benefit from the year-over-year decrease in wheat costs in 2009, the Company also notes that part of that benefit will be offset by higher commodity costs, notably proteins, dairy, and packaging, and the increasing cost of gasoline.
Tomorrow, the Company’s Chief Financial Officer, Jeff Kip, will be presenting at the William Blair Growth Stock Conference at the Four Seasons Hotel in Chicago, Illinois.
Panera Bread Company owns and franchises 1,185 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of March 25, 2008. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the country, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Café, Inc., owner and franchisor of 67 bakery-cafes as of March 25, 2008.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with the acquisition of franchise-operated bakery-cafes; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2007 and its quarterly reports on Form 10-Q.